Exhibit (h)(13)(iv)

AMENDMENT TO AMENDED AND RESTATED MASTER ADMINISTRATION AGREEMENT

This Amendment, made as of May 31, 2024 and effective as of April 1, 2024 (the “Amendment”), is entered into by and between, STATE STREET BANK AND TRUST COMPANY, (the “Administrator”) and EACH MANAGEMENT INVESTMENT COMPANY PARTY TO OR MADE SUBJECT OF THE AGREEMENT (as defined below) (currently Brighthouse Funds Trust I and Brighthouse Funds Trust II) (each, a “Trust” and collectively, the “Trusts”), each on behalf of each of its series. Capitalized terms defined in the Agreement (as defined below) have the same meanings herein as therein.

WHEREAS, the Administrator and each Trust entered into an Amended and Restated Master Administration Agreement dated as of October 1, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.	Section 8 of the Agreement is hereby deleted in its entirety and replaced with the following:

“8. LIMITATION OF LIABILITY AND INDEMNIFICATION

The Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other person or entity. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Trust by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Trust. In performing the services hereunder, the Administrator shall act without negligence, bad faith, willful misconduct or reckless disregard of its duties and obligations under this Agreement and with the skill and care that may reasonably be expected of a leading provider of fund administration services in carrying out the provisions of this Agreement. The Administrator shall be kept indemnified by and shall be without liability to any Trust or Investment Fund for any action taken or omitted by it in accordance with the standard of care set forth in this Section 8 in connection with the provision of services hereunder, provided that the Administrator shall not be indemnified against any liability (or any expenses incident to such liability) and shall be liable to the Trust or Investment Company for any losses or expenses arising out of the Administrator’s failure to exercise the standard of care set forth in this Section 8, except as otherwise set forth in this Agreement. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder except to the extent arising from the failure of the Administrator, its officers or employees to exercise the standard of care set forth in this Section 8. In no event shall either party be liable for indirect, incidental, special, punitive or consequential damages of any kind whatsoever, whether or not such party has been advised of the possibility or likelihood of such damages. In any event, except as otherwise agreed in writing, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement

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regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred.

Except as may arise from the Administrator’s bad faith, negligence, willful misconduct or reckless disregard of its duties and obligations under this Agreement, and subject to the Administrator’s fulfillment of its obligations under Section 22 hereof, the Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Trust will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event the Trust elects to assume the defense of any such suit and retain counsel, the Administrator or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Trust shall have specifically authorized the retaining of such counsel or (ii) the Administrator shall have determined in good faith that the retention of such counsel is required as a result of a conflict of interest.

The indemnification contained herein shall survive the termination of this Agreement.”

2.	Section 12 of the Agreement is hereby deleted in its entirety and replaced with the following:

“12. EFFECTIVE PERIOD, TERMINATION AND AMENDMENTS

Except with respect to any Investment Fund sub-advised by an affiliate of the Administrator, this Agreement shall remain in full force and effect for an initial term ending April 1, 2027 (the “Initial Term”). After the expiration of the Initial Term, this Agreement will continue indefinitely, provided that either party may terminate this Agreement for any reason by giving at least one hundred eighty (180) days’ prior written notice to the other party. During the Initial Term and thereafter, either party may terminate this Agreement at any time: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Trust or any Investment Fund, the Trust, on behalf of the Trust or applicable Investment Fund, shall pay Administrator its compensation due through the date of termination and shall reimburse Administrator for its other fees, charges and out-of-pocket expenses pursuant to the then-existing compensation agreement contemplated by Section 6 hereof.

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In the event of: (i) the Trust’s termination of this Agreement with respect to the Trust or its Investment Fund(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to the Trust or an Investment Fund (or its respective successor), the Trust, on behalf of the Trust or applicable Investment Fund, shall pay the Administrator its compensation due through the end of: (x) the Initial Term if the Initial Term is not then complete or, (y) after the expiration of the Initial Term, for a period extending through the last day that the Administrator provides any services to the Trust or an Investment Fund (based upon the average monthly compensation previously earned by Administrator with respect to the services currently being provided to the Trust or such Investment Fund over the twelve months preceding the provision of notice of termination or the transaction) and shall reimburse the Administrator for its other fees, charges and out-of-pocket expenses pursuant to the then-existing compensation agreement contemplated by Section 6 hereof. Upon receipt of such payment and reimbursement, the Administrator will deliver the Trust’s or such Investment Fund’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of the Trust or an Investment Fund and distribution of the Trust’s or such Investment Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Trust or such Investment Fund should be liquidated or dissolved, (b) a merger of the Trust or an Investment Fund into, or the consolidation of the Trust or an Investment Fund with, another entity, or (c) the sale by the Trust or an Investment Fund of all, or substantially all, of the Trust’s or Investment Fund’s assets to another entity, in each of (b) and (c) where the Administrator is retained to continue providing services to the Trust or such Investment Fund (or its respective successor) on substantially the same terms as this Agreement.

With respect to any Investment Fund sub-advised by an affiliate of the Administrator, this Agreement shall continue in full force and effect until terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than sixty (60) calendar days after the date of such delivery or mailing.

Termination of this Agreement with respect to any one particular Investment Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Investment Fund.

This Agreement may be amended at any time in writing by mutual agreement of the patties hereto.”

3.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

4.

This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

BRIGHTHOUSE FUNDS TRUST I
BRIGHTHOUSE FUNDS TRUST II

By:	/s/ Alan R. Otis
Name:	Alan R Otis
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ David Whelan
Name:	David Whelan
Title:	Managing Director

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